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                                                             EXHIBIT 11.1



                               FOURTH SHIFT CORPORATION
                  CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)





                                                        THREE MONTHS ENDED
                                                             MARCH 31
                                                        ------------------
                                                          1996      1995
                                                         ------   --------


Net Income (loss)                                         $310    ($3,425)
                                                        =======   ========

Weighted average number of common and common equivalent shares outstanding:

    Weighted average number of common shares
         outstanding                                     9,517      9,335

    Dilutive effect of stock options after application
         of the treasury stock method                      156        -  (1)
                                                        -------   --------
                                                         9,673      9,335
                                                        =======   ========

Net Income (loss) per common share                       $0.03     ($0.37)
                                                        =======   ========

(1) Shares related to these options are not included in the per share calculation as they are antidilutive.